Exhibit 3.1
CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION

MIDDLESEX WATER COMPANY

TO:           THE SECRETARY OF STATE OF THE STATE OF NEW JERSEY

Pursuant to the provisions of the N.J.S.A 14A:9-2(4) and N.J.S.A. 14A:9-4(3), the undersigned Corporation executes the following Certificate of Amendment to the Restated Certificate of Incorporation:

1.     The name of the Corporation is MIDDLESEX WATER COMPANY.

2.     The following amendment to the Restated Certificate of Incorporation was approved by the Board of Directors of the Corporation on December 19, 2006, and thereafter was duly adopted by the shareholders of the Corporation on May 23, 2007.

NOW, THEREFORE, BE IT RESOLVED that:  the first sentence of ARTICLE 7A of the Restated Certificate of Incorporation be amended to read as follows:

“The total authorized capital stock of the Company is 40,239,497 shares, divided into 40,000,000 shares of common stock without par value, 139,497 shares of preferred stock without nominal or par value and 100,000 shares of preference stock without nominal or par value.”

3.     The said amendment of the Restated Certificate of Incorporation was submitted to a vote of the stockholders of the Corporation entitled to vote thereon, namely, the holders of common stock of record at the close of business on March 15, 2007, at the Annual Meeting of Stockholders of this Corporation held on May 23, 2007.

4.     The total number of shares entitled to vote thereon was 13,182,486.

5.           The number of shares voting for, against and abstaining from such amendment is as follows:

For                      Against                                Abstain                                Total
10,648,916                      659,727                      83,289                                11,391,932

IN WITNESS WHEREOF, the Corporation has made this Certificate of Amendment under its seal and the hands of its President and its Secretary on this 14th day of June, 2007.

MIDDLESEX WATER COMPANY

By:	/s/ Dennis W. Doll
Dennis W. Doll
President
ATTEST:

/s/ Kenneth J. Quinn
Kenneth J. Quinn
Vice President, General Counsel,
Secretary and Treasurer